Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202·303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: May 8, 2013

Double Eagle Petroleum Reports First Quarter Financial Results

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today its financial results for the first quarter ended March 31, 2013. The Company had a net loss attributable to common stock of $6,107,000, or $0.54 per share for the first quarter of 2013 as compared to a net loss of $603,000, or $.05 per share in the first quarter of 2012. Clean earnings, a non GAAP measure, totaled $3,366,000, or $0.30 per share, for the first quarter of 2013, as compared to $3,713,000 or $0.33 per share for the same prior-year period. Clean earnings excludes the effects on net income (loss) of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP income (loss). The following items impacted earnings (loss) during the first quarter of 2013:

Pricing.

The Company benefited from a 6% increase in its average realized natural gas price, increasing to $3.75 per Mcfe in the first quarter of 2013 from $3.52 per Mcfe in the comparable period.

Production.

Production totaled 2.4 Bcfe for the quarter ended March 31, 2013, representing a 2% decrease from the comparable 2012 period. The Company’s average daily net production at its Catalina Unit increased 6%, primarily due to the additional working interest the Company acquired from a third-party in the Atlantic Rim in the fourth quarter of 2012. Gross production, however, at the Catalina Unit decreased approximately 11% as a result of equipment challenges experienced late in 2012 and prolonged unscheduled maintenance on several injection pumps in the first quarter of 2013. We also experienced production declines at the Spy Glass Hill Unit as a result of deferred workovers and recompletions by the operator and at the Pinedale Anticline due to the timing of new wells, which were brought on late in the first quarter of 2013.

Non-cash loss on derivative instruments.

The Company had an unrealized non-cash loss from its commodity derivatives of $4,673,000 in the first quarter of 2013, resulting from the change in the fair value of its commodity contracts at March 31, 2013. This compared to an unrealized non-cash gain of $2,597,000 in the first quarter of 2012.

Impairment charges.

The Company recorded impairment and abandonment expense of $1,064,000 in the first quarter of 2013, most of which was related to the write-off of costs incurred bringing the Company’s Niobrara exploration well onto production. The Company began an exploration program in 2011 of the Niobrara, Frontier and Dakota formations in the Atlantic Rim, and it had initial production from this well in the first quarter of 2013. The Company determined in the fourth quarter of 2012 that it did not expect to fully recover the capital costs associated with the well and recorded impairment expense. Although there has been no change in the Company’s estimate of recoverable costs, the capital costs incurred in 2013 to bring the well on to production were also charged to impairment.

Hedging Activity

The Company continues to benefit from its hedging program, and it realized a price above the prevailing market prices in both the first quarter of 2013 and 2012. Excluding the impact of its commodity hedges which settled during the quarter, the Company’s realized natural gas price was $2.96 and $2.19 for the quarters ended March 31, 2013 and 2012, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of March 31, 2013.

	Remaining
	Contractual
Type of Contract	Volume (Mcf)	Term	Price[1]
Fixed Price Swap	1,650,000	01/13 - 12/13	$5.16
Costless Collar	1,650,000	01/13 - 12/13	$5.00 floor
			$5.35 ceiling
Costless Collar	1,620,000	01/13 - 12/13	$3.25 floor
			$4.00 ceiling
Fixed Price Swap	1,825,000	01/14 - 12/14	$4.27
Fixed Price Swap	1,800,000	01/14 - 12/14	$4.20
Costless Collar	1,800,000	01/14 - 12/14	$4.00 floor
			$4.50 ceiling
Fixed Price Swap[2]	3,000,000	01/15 - 12/15	$4.28

Total	13,345,000

(1)	All contracts are indexed to the New York Mercantile Exchange
(2)	The Company entered into this contract subsequent to March 31, 2013.

Credit Facility

The Company is pleased that the borrowing base on its $150 million credit facility was reaffirmed at $60 million in April 2013. It had $47,450,000 outstanding on its credit facility as of March 31, 2013, with an average interest rate of 3.5%.

Niobrara Update

The Company announced in March 2013 that it had initial oil and gas production from its Niobrara well. The Company installed a pump in late March 2013 and continues to evaluate the early performance of the Niobrara appraisal well as additional information is obtained

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on May 9, 2013, for a more detailed discussion of the Company’s results.

Double Eagle will host a conference call to discuss results on Thursday, May 9, 2013 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain Daylight). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 351399#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 351399 #.

Annual Meeting of Stockholders

The Company will hold its 2013 Annual Meeting of Stockholders on Thursday, May 30, 2013, at 9:00 A.M. (Mountain Daylight Time). The meeting will be held at the offices of Faegre Baker Daniels, LLP., 3200 Wells Fargo Center, 1700 Lincoln St., Denver, Colorado. Please RSVP to Carol Osborne, Corporate Secretary at annualmeeting@eagle-eagle.net if you plan to attend. Even if you plan to attend, the Company encourages you to vote prior to the meeting.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Quarter ended
	March 31,	March 31,
	2013	2012
Revenues
Oil and gas sales	$7,533	$6,031
Transportation revenue	979	1,238
Price risk management activities	(2,804)	5,772
Other income, net	5	4

Total revenues	5,713	13,045

Expenses
Lease operating expenses	2,908	3,158
Production taxes	942	749
Pipeline operating expenses	1,514	1,261
Impairment and abandonment of equipment and properties	1,064	305
Exploration expenses including dry holes	24	510

Total Expenses	6,452	5,983

Gross Margin	(739)	7,062
Gross Margin Percentage	-12.9%	54.1%
General and administrative	1,616	1,703
Depreciation, depletion and amortization	5,222	4,604
Interest expense, net	332	280

Pre-tax income	(7,909)	475
Provision for deferred taxes	2,733	(147)

NET INCOME (LOSS)	$(5,176)	$328

Preferred stock dividends	931	931

Net Income (loss) attributable to common stock	$(6,107)	$(603)

Net income (loss) per common share:
Basic	$(0.54)	$(0.05)

Diluted	$(0.54)	$(0.05)

Weighted average shares outstanding
Basic	11,305,881	11,228,752

Diluted	11,305,881	11,235,432

SELECTED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2013	2012	% Change
Total assets	$149,230	$158,810	-6%
Balance outstanding on credit facility	$47,450	$47,450	0%
Total stockholders’ equity	$37,628	$43,470	-13%

SELECTED CASH FLOW DATA

(In thousands)

	March 31,	March 31,
	2013	2012	% Change
Net cash provided by operating activities	$2,737	$4,716	-42%
Net cash used in investing activities	$(2,139)	$(10,257)	-79%
Net cash provided by (used in) financing activities	$(948)	$(957)	-1%

SELECTED OPERATIONAL DATA

	Quarter ended
	March 31,	March 31,
	2013	2012	% Change
Total production (Mcfe)	2,401,038	2,444,579	-2%
Average price realized per Mcfe	$3.92	$3.77	4%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the three months ended March 31, 2013 and 2012, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results

(In thousands, except per share data)

	March 31, 2013	March 31, 2012
	Results	Results
Net Income (loss) as reported under US GAAP	$(5,176)	$328

Add back non-cash items:
Provision for income taxes	(2,733)	147
Depreciation, depletion, amortization and accretion expense	5,283	4,651
Non-cash loss (gain) on price risk management (1)	4,636	(2,574)
Stock-based compensation expense	282	414
Impairments, abandonments and dry hole costs	1,064	744
Other non-cash items	10	3

Clean Earnings	$3,366	$3,713

Clean Earnings per Share	$0.30	$0.33

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.

About Double Eagle

Double Eagle Petroleum Co., which is headquartered in Denver, Colorado, explores, develops, and sells natural gas and crude oil, with natural gas in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com